Exhibit 16.1

May  20,  2004

Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 20, 2004 of Southern States Power Company, Inc. and are in agreement with the statements contained in the 1st and second sentences of the first paragraph and the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very  Truly  Yours,

By:  /s/  Stonefield  Josephson,  Inc.
Stonefield  Josephson,  Inc.
Certified  Public  Accountants


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